EXHIBIT 99.2

                       PANHANDLE EASTERN PIPE LINE COMPANY
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                                   (Unaudited)
                                  (In Millions)



                                                   Three Months Ended March 31,
                                                             2003      2002

Operating Revenue
Transportation and storage of natural gas ................   $ 116   $ 114
         LNG terminalling revenue ........................      14      13
         Equity losses from unconsolidated subsidiaries ..      --      (1)
         Other ...........................................       7       7
                                                            -------  ------
                  Total operating revenue ................     137     133

Operating Expenses

         Operation and maintenance .......................      34      32
         Administrative and general ......................      19      17
         Depreciation and amortization ...................      14      13
         General taxes ...................................       7       7
                                                             ------   ------
                  Total operating expenses ...............      74      69


Pretax Operating Income ..................................      63      64

Other Income, Net ........................................       4       3

Interest Charges
         Interest on long-term debt ......................      18      20
         Other interest ..................................       2      (2)
                                                              -----   -----
                  Total interest charges .................      20      18

Minority Interest ........................................      --       1

Income From Continuing Operations Before Income Taxes ....      47      48

Income Taxes .............................................      18      19

Income From Continuing Operations Before Cumulative Effect
         of Change in Accounting Principle ...............      29      29

Cumulative Effect of Change in Accounting Principle,
         Net of Tax:
                  Goodwill, FAS 142 ......................      --     (369)
                  Asset Retirement Obligations, FAS 143 ..       2      --


Consolidated Net Income (Loss) ...........................   $  31   $(340)
                                                             ------  ------


   The accompanying condensed notes are an integral part of these statements.

                       PANHANDLE EASTERN PIPE LINE COMPANY
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                   (Unaudited)
                                 (In Millions)

                                                                       Three Months Ended March 31,
                                                                             2003     2002
Cash Flows From Operating Activities
         Net income (loss) ..............................................   $  31    $(340)
         Adjustments to reconcile net income to net cash provided by operating activities:
         Depreciation and amortization ..................................      14       13
         Cumulative effect of change in accounting principle ............      (2)     369
         Deferred income taxes ..........................................      18       22
         Changes in current assets and liabilities ......................      (7)     (35)
                                                                             ------   ------
                  Net cash provided by operating activities .............      54       29

Cash Flows From Investing Activities
         Capital and investment expenditures ............................     (13)     (10)
         Purchase of system gas .........................................      (2)      --
         Sale of Centennial .............................................      40       --
         Retirements and other ..........................................       1       (5)
                                                                             ------   ------
                  Net cash provided by (used in) investing activities ...      26      (15)

Cash Flows From Financing Activities
         Net (increase)/decrease in current Note receivable - CMS Capital     (62)       7
         Debt issuance ..................................................      10       --
         Debt retirements ...............................................     (10)      --
         Debt issuance costs ............................................      --       (2)
         Return of capital ..............................................     (40)      --
         Dividend .......................................................      --      (16)
         Other ..........................................................      --        1
                                                                             -----    -----
                  Net cash used in financing activities .................    (102)     (10)

         Net Increase in Cash and Temporary Cash Investments ............     (22)       4

         Cash and Temporary Cash Investments,
                  Beginning of Period ...................................      81        3
         Cash and Temporary Cash Investments,
                  End of Period .........................................   $  59    $   7


Other cash flow activities were:
         Interest paid (net of amounts capitalized) .....................   $  32    $  34
Other noncash activities were:
         Return of capital - Guardian equity investment .................   $ (28)   $  --
         Property contributions received ................................      15       --




   The accompanying condensed notes are an integral part of these statements.


                      PANHANDLE EASTERN PIPE LINE COMPANY
                          CONSOLIDATED BALANCE SHEETS
                                  (In Millions)

                                                         March 31,  December 31,
                                                            2003          2002
                                                       (Unaudited)

ASSETS
Property, Plant and Equipment
         Cost .........................................   $1,794   $1,765
         Less accumulated depreciation and amortization      202      188
                  Sub-total ...........................    1,592    1,577
         Construction work-in-progress ................       48       44
                                                           ------  ------
                  Net property, plant and equipment ...    1,640    1,621

Investments in Affiliates .............................        5       68

Current Assets
         Cash and temporary cash investments at cost,
         which approximates market ....................       59       81
         Restricted cash ..............................       --       64
         Accounts receivable, less allowances of
                  $5 and $8 as of March 31, 2003
                  and December 31, 2002, respectively.        50       50
         Accounts receivable - related parties ........        6        9
         Gas imbalances - receivable ..................       31       18
         System gas and operating supplies ............       27       41
         Deferred income taxes ........................       10       13
         Note receivable - CMS Capital ................      185       60
         Other ........................................        6        6
                                                           ------   ------
                  Total current assets ................      374      342

Non-current Assets
         Goodwill, net ................................      113      113
         Debt issuance cost ...........................       17       17
         Deferred income taxes ........................       28       40
         Non-current system gas .......................       12       15
         Other ........................................       16       16
                                                           ------   ------
                  Total non-current assets ............      186      201
                                                           ------   ------
         Total Assets .................................   $2,205   $2,232
                                                          ------   ------

  The accompanying condensed notes are an integral part of these statements.


                      PANHANDLE EASTERN PIPE LINE COMPANY
                          CONSOLIDATED BALANCE SHEETS
                                 (In Millions)

                                                     March 31,     December 31,
                                                       2003            2002
                                                   (Unaudited)


COMMON STOCKHOLDER'S EQUITY AND LIABILITIES
Capitalization
         Common stockholder's equity
 Common stock, no par, 1,000 shares authorized,
issued and outstanding ............................   $     1    $     1
           Accumulated other comprehensive loss ...       (40)       (39)
           Other paid-in capital ..................     1,228      1,281
           Accumulated deficit ....................      (310)      (341)
           Note receivable - CMS Capital ..........      (150)      (150)
                                                        ------    ------
                  Total common stockholder's equity       729        752
         Long-term debt ...........................     1,147      1,150
                                                        ------   -------
                  Total capitalization ............     1,876      1,902

Current Liabilities
         Accounts payable .........................         9          9
         Accounts payable - related parties .......         6          8
         Current portion of long-term debt ........        12         12
         Note payable .............................        33         30
         Gas imbalances - payable .................        42         41
         Accrued taxes ............................        15         11
         Accrued interest .........................        11         25
         Accrued liabilities ......................        20         21
         Other ....................................        43         38
                                                        -------    ------
                  Total current liabilities .......       191        195

Non-current Liabilities
         Post-retirement benefits .................        55         53
         Other ....................................        83         82
                                                        -------   -------
                  Total non-current liabilities ...       138        135
                                                        -------   -------
         Total Common Stockholder's Equity
and Liabilities ...................................   $ 2,205    $ 2,232
                                                       -------   --------

The accompanying condensed notes are an integral part of these statements.



                      Panhandle Eastern Pipe Line Company
             Consolidated Statements of Common Stockholder's Equity
                            and Comprehensive Income
                                   (Unaudited)
                                  (In millions)

                                                              Three Months   Three Months
                                                                 Ended        Ended
                                                                March 31,     March 31,
                                                                   2003       2002
Common Stock
         At beginning and end of period ......................   $     1    $     1
Other Paid-in Capital
         At beginning of period ..............................     1,281      1,286
         Return of capital - Centennial ......................       (40)      --
         Return of capital - Guardian equity investment ......       (28)      --
         Trunkline Field Services contribution from
                  CMS Gas Transmission .......................        15       --
                                                                  ------     ------
                  At end of period ...........................     1,228      1,286
                                                                  ------     ------
Accumulated Other Comprehensive Loss
         Minimum Pension Liability
           At beginning of period ............................       (26)      --
                                                                   ------    ------
                  At end of period ...........................       (26)      --
                                                                   ------    ------

         Interest Rate Swaps
           At beginning of period ............................       (13)      --
           Unrealized loss related to interest rate swaps ....        (1)      --
                                                                   ------    ------
             At end of period ................................       (14)      --
                                                                   ------    ------
Accumulated Deficit
         At beginning of period ..............................      (341)       (13)
         Net income ..........................................        31       (340)
         Common stock dividends ..............................        --        (16)
                                                                   ------    -------
                  At end of period ...........................      (310)      (369)
                                                                   ------    -------
Note Receivable - CMS Capital
         At beginning of period ..............................      (150)      (150)
                                                                   ------     ------
         At end of period ....................................      (150)      (150)
                                                                   ------     ------
         Total Common Stockholder's Equity ...................   $   729    $   768
                                                                 --------   --------

Disclosure of Comprehensive Income:
         Other comprehensive income
            Interest Rate Swaps
               Unrealized loss related to interest rate swaps,
                   net of tax ................................   $    (1)     $  --

         Net income (loss) ...................................        31       (340)
                                                                  -------    -------
         Total Comprehensive Income (Loss) ...................   $    30    $  (340)
                                                                 --------   --------


   The accompanying condensed notes are an integral part of these statements.










                       PANHANDLE EASTERN PIPE LINE COMPANY
              CONDENSED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (UNAUDITED)

These interim Consolidated Financial Statements have been prepared by Panhandle in accordance with accounting principles generally accepted in the United States for interim financial information and with the instructions to Form 10-Q and
Article 10 of Regulation S-X. As such, certain information and footnote disclosures normally included in full year financial statements prepared in accordance with accounting principles generally accepted in the United States have been condensed or omitted. Certain prior year amounts have been reclassified to conform to the presentation in the current year. In management's opinion, the unaudited information contained in this report reflects all adjustments necessary to assure the fair presentation of financial position, results of operations and cash flows for the periods presented. The Condensed Notes to the Consolidated Financial Statements and the related Consolidated Financial Statements should be read in conjunction with the Consolidated Financial Statements and Notes to Consolidated Financial Statements contained in the Panhandle Form 10-K for the year ended December 31, 2002 which includes the Report of the Independent Auditors. Due to the seasonal nature of Panhandle's operations, the results as presented for this interim period are not necessarily indicative of results to be achieved for the fiscal year.

1. CORPORATE STRUCTURE

Panhandle is a wholly owned subsidiary of CMS Gas Transmission and ultimately CMS Energy. Panhandle was incorporated in Delaware in 1929. Panhandle is primarily engaged in interstate transportation and storage of natural gas, owns a LNG regasification plant and related facilities, and is subject to the rules and regulations of the FERC. It conducts operations in the central, gulf coast, midwest, and southwest regions of the United States.

In December 2002, CMS Energy reached a definitive agreement to sell the Panhandle companies to Southern Union Panhandle Corp. The agreement called for Southern Union Panhandle Corp., a newly formed entity owned by Southern Union Company and AIG Highstar Capital, L.P. to pay $662 million in cash and assume $1.166 billion in debt. On March 13, 2003 CMS Energy and Southern Union Company received requests for additional information ("second requests") from the FTC related to Southern Union's acquisition of Panhandle. CMS Energy and Southern Union are in the process of responding to the second requests.

On May 12, 2003, the parties entered into an amendment to the original stock purchase agreement that was executed in December 2002. Under the amendment, AIG Highstar Capital, L.P. and AIG Highstar II Funding Corp. will no longer be parties to the transaction. The Amended and Restated Stock Purchase Agreement calls for Southern Union Panhandle Corp. to purchase all of Panhandle's outstanding capital stock. Southern Union Panhandle Corp. agreed to pay approximately $584 million in cash and 3 million shares of Southern Union Company common stock, and to assume approximately $1.166 billion in debt. The total value of the transaction to CMS Energy will depend on the price of Southern Union Company common stock at the closing. At May 12, 2003, the closing price of Southern Union common stock on the New York Stock Exchange was $12.79. The boards of directors of all applicable companies have approved the amended agreement. The sale of Panhandle is subject to customary closing conditions and action by the Federal Trade Commission under the Hart-Scott-Rodino Act. All necessary state regulatory approvals for the sale pursuant to the original stock purchase agreement have been received. The parties expect the amendment will expedite the regulatory approval of the transaction and anticipate that state regulatory authorities will not object to the changed terms provided for in the amended agreement. The closing is expected to occur by June 30, 2003. AIG Highstar Capital's withdrawal from the transaction should help resolve regulatory issues that arose as a result of AIG Highstar Capital's ownership of Southern Star Central Gas Pipeline's Inc. CMS Gas Transmission and Southern Union also entered into a shareholder agreement, relating to CMS Gas Transmission's ownership of the Southern Union shares of common stock. Pursuant to this shareholder agreement, CMS Gas Transmission generally will be prohibited from disposing of the Southern Union common stock for a period ending 90 - 105 days following the closing of the transaction.

Under the terms of the Panhandle sale agreement, CMS Energy was to retain Panhandle's ownership interests in the Centennial and Guardian pipeline projects, as well as certain of Panhandle's net deferred tax assets, all tax liabilities, and pension and other postretirement assets and liabilities. Panhandle has since sold its interest in Centennial and the Guardian interest and the related cash collateral has been transferred to Panhandle's direct parent, CMS Gas Transmission. For further information, see Note 5, Related Party Transactions. CMS Gas Transmission has signed a definitive agreement to sell its interest in Guardian, which is also expected to close in the second quarter of 2003.

On March 1, 2003, certain assets held by CMS Field Services with net book value of $15.2 million were contributed to Panhandle by its parent, CMS Gas Transmission, to be included in the sale to Southern Union Panhandle Corp.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND OTHER MATTERS

PRINCIPLES OF CONSOLIDATIONS: The consolidated financial statements include the accounts of Panhandle and all majority-owned subsidiaries, after eliminating significant intercompany transactions and balances. Investments in businesses not controlled by Panhandle, but over which it has significant influence, are accounted for using the equity method.

USE OF ESTIMATES: The preparation of financial statements, in conformity with accounting principles generally accepted in the United States, requires management to make judgments, estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. The principles of SFAS No. 5 guide the recording of contingent liabilities within the financial statements. Certain accounting principles require subjective and complex judgments used in the preparation of financial statements. Accordingly, a different financial presentation could result depending on the judgment, estimates or assumptions that are used. Such estimates and assumptions, include, but are not specifically limited to: depreciation and amortization, interest rates, discount rates, future commodity prices, mark-to-market valuations, investment returns, volatility in the price of CMS Energy Common Stock, impact of new accounting standards, future costs associated with long-term contractual obligations, future compliance costs associated with environmental regulations and continuing creditworthiness of counterparties. Although these estimates are based on management's knowledge of current expected future events, actual results could materially differ from those estimates.

SYSTEM GAS AND OPERATING SUPPLIES: System gas and operating supplies consists of gas held for operations and materials and supplies, carried at the lower of weighted average cost or market. The gas held for operations that is not expected to be consumed in operations in the next twelve months has been reflected in non-current assets. All system gas and materials and supplies purchased are recorded at the lower of cost or market, while net gas received from and owed back to customers is valued at market.

GAS IMBALANCES: Gas imbalances occur as a result of differences in volumes of gas received and delivered. Gas imbalance in-kind receivables and payables are valued at cost or market, based on whether net imbalances have reduced or increased system gas balances, respectively.

FUEL TRACKER: Liability accounts are maintained for net volumes of fuel gas owed to customers collectively. Trunkline records an asset whenever fuel is due from customers from prior under recovery based on contractual and specific tariff provisions which support the treatment as an asset. Panhandle's other companies that are subject to fuel tracker provisions record an expense when fuel is under recovered. The pipelines' fuel reimbursement is in-kind and non-discountable.

RELATED PARTY TRANSACTIONS: Panhandle enters into a number of significant transactions with related parties. These transactions include revenues for the transportation of natural gas for Consumers, CMS MST and the MCV Partnership which are based on regulated prices, market prices or competitive bidding. Related party expenses include payments for services provided by affiliates and payment of overhead costs and management and royalty fees to CMS Gas Transmission and CMS Energy, as well as allocated benefit plan costs. Other income is primarily interest income from the Note receivable - CMS Capital (See
Note 5, Related Party Transactions).

GOODWILL: Goodwill represents the excess of costs over fair value of assets of businesses acquired. The Company adopted the provisions of SFAS No. 142 as of January 1, 2002. Goodwill acquired in a purchase business combination and determined to have an indefinite useful life is not amortized, but instead tested for impairment at least annually in accordance with the provisions of SFAS No. 142. Panhandle completed the goodwill impairment testing required upon adoption of SFAS No. 142 in 2002 which resulted in a $601 million pre-tax write-down ($369 million after-tax) under the new standard. The impact has been reflected retroactively to the first quarter of 2002 as a cumulative effect of a change in accounting for goodwill, pursuant to the requirements of SFAS No. 142.

ACCOUNTING FOR RETIREMENT BENEFITS: Panhandle follows SFAS No. 87 to account for pension costs and SFAS No. 106 to account for other postretirement benefit costs. These statements require liabilities to be recorded on the balance sheet at the present value of these future obligations to employees net of any plan assets. The calculation of these liabilities and associated expenses require the expertise of actuaries and are subject to many assumptions, including life expectancies, present value discount rates, expected long-term rate of return on plan assets, rate of compensation increase and anticipated health care costs. Any change in these assumptions can significantly change the liability and associated expenses recognized in any given year.

The Pension Plan is a CMS Energy plan for CMS Energy and affiliates, of which Panhandle is a participating affiliate. The Pension Plan includes amounts for employees of CMS Energy and affiliates, including Panhandle, which were not distinguishable from the Pension Plan's total assets. On December 21, 2002, a definitive agreement was executed to sell Panhandle. The sale is expected to close in 2003. The Pension Plan assets and obligations associated with Panhandle employees will be retained by CMS Energy. Upon the closing of the sale of Panhandle to Southern Union Panhandle Corp., none of the Panhandle employees will be eligible to accrue additional benefits under the Pension Plan. However, the Pension Plan will retain pension payment obligations for Panhandle employees who are vested under the Pension Plan.

ACCOUNTING FOR DERIVATIVES: Panhandle utilizes interest-rate related derivative instruments to manage its exposure on its debt instruments and does not enter into derivative instruments for any purpose other than hedging purposes. That is, Panhandle does not speculate using derivative instruments.

Interest rate swap agreements are used to reduce interest rate risks and to manage interest expense. By entering into these agreements, Panhandle generally converts floating-rate debt into fixed-rate debt. This reduces Panhandle's risk of incurring higher interest costs in periods of rising interest rates. Interest differentials to be paid or received because of swap agreements are reflected as an adjustment to interest expense. The negative fair value of interest rate swap agreements was $24 million pre-tax, $14 million net of tax at March 31, 2003. Current market pricing models were used to estimate fair values of interest rate swap agreements. In accordance with SFAS No. 133, an unrealized loss of $14 million after-tax was recorded to other comprehensive loss. The negative fair value of interest rate swap agreements was $22 million pre-tax, $13 million net of tax at December 31, 2002. Current market pricing models were used to estimate fair values of interest rate swap agreements.

NEW ACCOUNTING STANDARDS ADOPTED

SFAS No. 143, Accounting for Asset Retirement Obligations: In June 2001, the FASB issued SFAS No. 143, Accounting for Asset Retirement Obligations ("ARO"), which is effective for fiscal years beginning after June 15, 2002. The Statement requires legal obligations associated with the retirement of long-lived assets to be recognized at their fair value at the time that the obligations are incurred. Upon initial recognition of a liability, cost should be capitalized as part of the related long-lived asset and allocated to expense over the useful life of the asset. Panhandle adopted the new rules on asset retirement obligations on January 1, 2003. Adoption of the new rule resulted in an increase in net property, plant and equipment of $10 million, recognition of an asset retirement obligation of $6 million, and a cumulative effect of adoption that increased net income and stockholder's equity by $2 million, net of tax, and there were no settlements during the first quarter of 2003. Accretion expense for the first quarter of 2003 was approximately $0.1 million and the accretion expense for the first quarter of 2002 would have been approximately $0.1 million on a pro forma basis.

The fair value of ARO liabilities has been calculated using an expected present value technique. This technique reflects assumptions, such as costs, inflation, and profit margin that third parties would consider in order to take on the settlement of the obligation. Fair value, to the extent possible, should include a market risk premium for unforeseeable circumstances. No market risk premium was included in Panhandle's ARO fair value estimate since a reasonable estimate could not be made. If a reasonable estimate of fair value cannot be make in the period the asset retirement obligation is incurred, such as assets with an indeterminate life, the liability will be recognized when a reasonable estimate of fair value can be made. Generally, mass property such as onshore transmission assets have an indeterminate life, retirement cash flows cannot be determined and there is a low probability of a retirement date, therefore no liability has been recorded for these assets. The initial measurement of the ARO liability for Panhandle's offshore lateral lines is based largely on cost estimates from third parties.

The following table is a general description of the ARO and its associated long-lived assets.

March 31, 2003                                                                                          In Millions
--------------------------------------------------------------------------------------------------------------------
                                                     In Service
ARO Description                                         Date       Long Lived Assets                          Amount
--------------------------------------------------------------------------------------------------------------------
Retire offshore lateral lines                           Various   Panhandle offshore lateral lines             $9.6

The following table is a reconciliation of the carrying amount of the ARO.

March 31, 2003                                                                                          In Millions
--------------------------------------------------------------------------------------------------------------------
                      ARO Liability
                     -----------------------------------------------------------------------------------------------
                          Pro Forma                                                        Cash Flow
ARO Description              1/1/02         1/1/03     Incurred     Settled    Accretion   Revisions        3/31/03
--------------------------------------------------------------------------------------------------------------------
Offshore laterals              $5.6           $6.0         $0.5        -            $0.1        -              $6.6
                     -----------------------------------------------------------------------------------------------
Total                          $5.6           $6.0         $0.5        -            $0.1        -              $6.6
                     ===============================================================================================

SFAS No. 145, Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13, and Technical Corrections: Issued by the FASB on April 30, 2002, this Statement rescinds SFAS No. 4, Reporting Gains and Losses from Extinguishment of Debt, and SFAS No. 64, Extinguishment of Debt Made to Satisfy Sinking-Fund Requirements. As a result, any gain or loss on extinguishment of debt should be classified as an extraordinary item only if it meets the criteria set forth in APB Opinion No. 30. SFAS No. 145 amends SFAS No. 13, Accounting for Leases, to require sale-leaseback accounting for certain lease modifications that have similar economic impacts to sale-leaseback transactions. This provision is effective for transactions occurring and financial statements issued after May 15, 2002. Panhandle has adopted SFAS No. 145 and the implementation resulted in no amount being recorded during the first quarter of 2003.

SFAS No. 146, Accounting for Costs Associated with Exit or Disposal Activities:
Issued by the FASB in July 2002, this standard requires companies to recognize costs associated with exit or disposal activities when they are incurred rather than at the date of a commitment to an exit or disposal plan. SFAS No. 146 supersedes previous accounting guidance, EITF No. 94-3, "Liability recognition for Certain Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred In a Restructuring)." This standard is effective for exit or disposal activities initiated after December 31, 2002. The scope of SFAS No.146 includes, (1) costs related to termination benefits of employees who are involuntarily terminated, (2) costs to terminate a contract that is not a capital lease, and (3) costs to consolidate facilities or relocate employees. Any future exit or disposal activities that Panhandle may engage in will be subject to the provisions of this statement.

SFAS No. 148, Accounting for Stock-Based Compensation - Transition and
Disclosure: Issued by the FASB in December 2002, this standard provides for alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, the statement amends the disclosure requirements of SFAS No. 123 to require more prominent and more frequent disclosures in financial statements about the effects of stock-based compensation. The transition guidance and annual disclosure provisions of the statement are effective as of December 31, 2002 and interim disclosure provisions are effective for interim financial reports starting in 2003. Panhandle has adopted the fair value based method of accounting for stock-based employee compensation effective December 31, 2002, the amounts of which were immaterial during the fourth quarter of 2002, applying the prospective method of adoption which requires recognition of all employee awards granted, modified, or settled after the beginning of the year in which the recognition provisions are first applied. Panhandle has adopted SFAS No. 148 for new awards granted since January 1, 2002, and the application of SFAS No. 148 resulted in no amount recorded during the first quarter of 2003.

FASB Interpretation No. 45, Guarantor's Accounting and Disclosure Requirement for Guarantees, Including Indirect Guarantees of Indebtedness of Others: Issued by the FASB in November 2002, the interpretation expands on existing disclosure requirements for most guarantees, and clarifies that at the time a company issues a guarantee, the company must recognize an initial liability for the fair value, or market value, of the obligations it assumes under that guarantee and must disclose that information in its interim and annual financial statements. The interpretation is effective for guarantees issued or modified on and after January 1, 2003. For contracts that are within the initial recognition and measurement provision of this interpretation, the provisions are to be applied to guarantees issued or modified after December 31, 2002. Implementation of the standard resulted in no amount being recorded in the first quarter of 2003.

FASB Interpretation No. 46, Consolidation of Variable Interest Entities: Issued by the FASB in January 2003, the interpretation expands upon and strengthens existing accounting guidance that addresses when a company should include in its financial statements the assets, liabilities and activities of another entity. The consolidation requirements of the interpretation apply immediately to variable interest entities created after January 31, 2003. For Panhandle, the consolidation requirements apply to pre-existing entities beginning July 1, 2003. Certain of the disclosure requirements apply to all financial statements initially issued after January 31, 2003. Panhandle will be required to consolidate any entities that meet the requirements of the interpretation. Panhandle has adopted the interpretation effective January 1, 2003 and the implementation had no impact on the financial statements presented.

3. REGULATORY MATTERS

In conjunction with a FERC order issued in September 1997, FERC required certain natural gas producers to refund previously collected Kansas ad-valorem taxes to interstate natural gas pipelines, including Panhandle Eastern Pipe Line. FERC ordered these pipelines to refund these amounts to their customers. In June 2001, Panhandle Eastern Pipe Line filed with the FERC a proposed settlement, which was supported by most of the customers and affected producers. In October 2001, the FERC approved that settlement. The settlement provided for a resolution of the Kansas ad-valorem tax matter on the Panhandle Eastern Pipe Line system for a majority of refund amounts. Certain producers and the state of Missouri elected to not participate in the settlement. A FERC hearing to resolve all outstanding issues has been scheduled for October 16, 2003. At March 31, 2003 and December 31, 2002, accounts receivable included $8 million for tax collections due from natural gas producers. At March 31, 2003 and December 31, 2002, other current liabilities included $11 million for tax collections due to customers. On January 2, 2003, the Commission issued an order indicating its intention to cease collection efforts for approximately $5 million of the amounts due from affected producers. Remaining amounts collected but not refunded are subject to refund pending resolution of issues remaining in the FERC docket and Kansas intrastate proceeding.

In March 2001, Trunkline received FERC approval to abandon 720 miles of its 26-inch diameter pipeline that extends from Longville, Louisiana to Bourbon, Illinois. This filing was in conjunction with Centennial, a joint venture in which Panhandle owned a one-third equity interest, converting the line from natural gas transmission service to a refined products pipeline, which began full commercial service in April 2002. Effective April 2001, the 26-inch pipeline was conveyed to Centennial. On February 10, 2003, Panhandle sold its one-third equity interest in Centennial for $40 million to Centennial's two other partners, MAPL and TEPPCO.

In July 2001, Panhandle Eastern Pipe Line filed a settlement with customers on FERC Order 637 matters to resolve issues including capacity release and imbalance penalties, among others. On October 12, 2001 and December 19, 2001 FERC issued orders approving the settlement, with modifications. The settlement changes became final effective February 1, 2002 and Panhandle recognized approximately $3 million of income, after-tax, including interest. Management believes that this matter will not have a material adverse effect on consolidated results of operations or financial position.

In December 2001, Trunkline LNG filed with the FERC a certificate application to expand the Lake Charles facility to approximately 1.2 billion cubic feet per day of sendout capacity versus the current capacity of 630 million cubic feet per day. The BG Group has contract rights for all of this additional capacity. In December 2002, the FERC issued an order approving the LNG terminal expansion. In March 2003, Trunkline LNG received FERC authorization to commence construction. On April 17, 2003, Trunkline LNG filed to amend the authority granted for its LNG expansion with certain facility modifications. The modifications will not affect the authorized additional storage capacity and daily sendout capability and confirms the revised in-service date of January 1, 2006.

Panhandle has sought refunds from the State of Kansas concerning certain corporate income tax issues for the years 1981 through 1984. On January 25, 2002, the Kansas Supreme Court entered an order affirming a previous Board of Tax Court finding that Panhandle was entitled to refunds which with interest total approximately $26 million. Pursuant to the provisions of the purchase agreement between CMS Energy and a subsidiary of Duke Energy, Duke retains the benefits of any tax refunds or liabilities for periods prior to the date of the sale of Panhandle to CMS Energy.

In February 2002, Trunkline Gas filed a settlement with customers on Order 637 matters to resolve issues including capacity release and imbalance penalties, among others. On July 5, 2002, FERC issued an order approving the settlement, with modifications. On October 18, 2002, Trunkline Gas filed tariff sheets with the FERC to implement Order 637 changes effective November 1, 2002. On February 12, 2003, FERC issued an order approving the settlement to be effective November 1, 2002. Management believes that this matter will not have a material adverse effect on consolidated results of operations or financial position.

4. GOODWILL IMPAIRMENT

Goodwill represents the excess of costs over fair value of assets of businesses acquired. Panhandle adopted the provisions of SFAS No. 142 as of January 1, 2002. Goodwill acquired in a purchase business combination and determined to have an indefinite useful life is not amortized, but instead tested for impairment annually in accordance with the provisions of SFAS No. 142. SFAS No. 142's transitional goodwill impairment evaluation required Panhandle to perform an assessment of whether there was an indication that goodwill was impaired as of the date of adoption. Panhandle's goodwill, which resulted from CMS Energy's acquisition in March 1999, was tested for impairment as of January 1, 2002, based on valuations by independent appraisers. As defined in SFAS No. 142, Panhandle was considered a single reporting unit. The fair value of the reporting unit was determined using a combination of the income approach based on discounted cash flows and a market approach using public guideline companies and market transactions. The goodwill impairment amount was determined by comparing the fair value of goodwill to book value. The goodwill impairment test resulted in a $601 million pre-tax write-down ($369 million after-tax) and was recorded retroactive to the first quarter of 2002 as the cumulative effect of a change in accounting for goodwill, pursuant to the requirements of SFAS No. 142.

5. RELATED PARTY TRANSACTIONS.

                                                          Three Months         Three Months
                                                             Ended                Ended
                                                        March 31, 2003       March 31, 2002
                                                    --------------------- -------------------
                                                                     In Millions

Transportation of natural gas                                       $    15        $  12

Other operating revenues                                                  -           (1)

Operation and maintenance

  Management & royalty fees                                               -            4

  Other Expenses (a)                                                      6            8

Interest income                                                           3            2


(a) Includes allocated benefit plan costs

Panhandle has a number of significant transactions with related parties. Revenue transactions, primarily for the transportation of natural gas for Consumers, CMS MST and the MCV Partnership, all related parties, are based on regulated prices, market prices or competitive bidding. Related party expenses include payments for services provided by affiliates, as well as allocated benefit plan costs. Effective January 1, 2003, in conjunction with the pending sale of Panhandle, CMS Energy ceased charging Panhandle management and royalty fees.

Other operating revenue for the three month period ended March 31, 2002 includes equity losses related to Centennial of $1 million. There was no income related to Centennial in the first quarter of 2003. On February 10, 2003, Panhandle sold its one-third interest in Centennial for $40 million to Centennial's two other partners, MAPL and TEPPCO. On March 28, 2003, $40 million of cash capital from the sale of Centennial was returned to CMS Gas Transmission.

Interest income includes $3 million and $2 million for the period ended March 31, 2003 and 2002, respectively, for interest on the Note receivable from CMS Capital.

In June 2001, Panhandle received a $150 million capital contribution from CMS Gas Transmission. In June 2001, Panhandle also loaned CMS Capital $150 million. At December 31, 2002, Note receivable - CMS Capital, totaled $210 million, of which $150 million is reflected as a reduction to shareholder's equity and $60 million is reflected as current. At March 31, 2003, Note receivable - CMS Capital, totaled $335 million, of which $150 million is reflected as a reduction to shareholder's equity and $185 million is reflected as current. Net cash generated by Panhandle, including funds from the Trunkline LNG monetization transaction, in excess of operating, investing or financing needs, has been loaned to CMS Capital and is reflected as Note receivable-CMS Capital on the Consolidated Balance Sheet. Panhandle was credited with interest on the note at the 30 day commercial paper rate plus 12.5 basis points through July 2002. In August of 2002, the interest rate was increased to a one-month Libor plus 300 basis points.

Due to liquidity issues related to CMS Energy and subsidiaries, Panhandle's ability to draw on the full amount of the Note Receivable from CMS Capital, if needed, could be affected.

A summary of certain balances due to or due from related parties included in the Consolidated Balance Sheets is as follows:

                                                                               March 31,         December 31,
                                                                                 2003                2002
                                                                               (Unaudited)       (Audited)
                                                                          -------------------- ------------------
                                                                                       In Millions

Note receivable - CMS Capital                                        $   185                     $    60

Accounts receivable                                                        6                           5

Accounts receivable - tax                                                  -                           4

Current assets - other                                                     2                           1

Accounts payable                                                           6                           8

Stockholder's equity - note receivable                                  (150)                       (150)


At December 31, 2002, Panhandle had an intercompany tax receivable of $4 million. The $4 million receivable at December 31, 2002 represented estimated amounts to be received from CMS Energy over the next twelve months for federal income taxes.

At March 31, 2003 and December 31, 2002, Panhandle had an intercompany prepaid insurance balances of $2 and $1 million, respectively, which represent insurance prepayments by CMS Energy allocated to Panhandle and are included in Current assets - other.

On March 10, 2003, Panhandle's ownership interest in Guardian was transferred to CMS Gas Transmission as a return of capital and Panhandle was released from its guarantee obligations associated with the Guardian non-recourse guaranty by Prudential and the other noteholders (see Note 7, Commitments and Contingencies). As a result, the $63 million in special deposits which collateralized the guaranty and had been reflected as restricted cash in Panhandle's financial statements were advanced to CMS Capital as part of the demand Note Receivable from CMS Capital and were then made available to CMS Gas Transmission.

On March 1, 2003, certain assets held by CMS Field Services with a net book value of $15.2 million were contributed to Panhandle by its parent, CMS Gas Transmission, to be included in the sale to Southern Union Panhandle Corp.

6. DEBT RATING DOWNGRADES

On June 11, 2002, Moody's Investors Service, Inc. lowered its rating on Panhandle's senior unsecured notes from Baa3 to Ba2 based on concerns surrounding the liquidity and debt levels of CMS Energy. On July 15, 2002, Fitch Ratings, Inc. lowered its rating on these notes from BBB to BB+ and again on September 4, 2002 to BB based on similar concerns. On July 16, 2002, S&P also lowered its rating on these notes from BBB- to BB, in line with their rating on CMS Energy based on their belief that CMS Energy and its subsidiaries are at equal risk of default since the parent relies on its subsidiaries to meet its financial commitments. Effective with this downgrade, Panhandle's debt is below investment grade. Each of the three major ratings services currently have negative outlooks for CMS Energy and its subsidiaries, due to uncertainties associated with CMS Energy's financial condition and liquidity pending resolution of the round trip trading investigations and lawsuits, financial statement restatement and re-audit, and access to the capital markets. Panhandle, as a result of the ratings downgrade by both Moody's and S&P to below investment grade levels, can be required to pay the balance of the demand loan owed LNG Holdings including the remaining principal and accrued interest at any time such downgrades exist. In November 2002, Panhandle acquired Dekatherm Investor Trust's interest, and owns 100% of LNG Holdings and will not demand payment on the note payable to LNG Holdings.

7. COMMITMENTS AND CONTINGENCIES

LITIGATION: Panhandle is involved in legal, tax and regulatory proceedings before various courts, regulatory commissions and governmental agencies regarding matters arising in the ordinary course of business, some of which involve substantial amounts. Where appropriate, Panhandle has made accruals in accordance with SFAS No. 5 in order to provide for such matters. Management believes the final disposition of these proceedings will not have a material adverse effect on consolidated results of operations, liquidity, or financial position.

ENVIRONMENTAL MATTERS: Panhandle is subject to federal, state and local regulations regarding air and water quality, hazardous and solid waste disposal and other environmental matters. Panhandle has identified environmental contamination at certain sites on its systems and has undertaken cleanup programs at these sites. The contamination resulted from the past use of lubricants containing PCBs in compressed air systems and the prior use of wastewater collection facilities and other on-site disposal areas. Panhandle communicated with the EPA and appropriate state regulatory agencies on these matters. Under the terms of the sale of Panhandle to CMS Energy, a subsidiary of Duke Energy is obligated to complete the Panhandle cleanup programs at certain agreed-upon sites and to indemnify against certain future environmental litigation and claims. Duke Energy's cleanup activities have been completed on all but one of the agreed-upon sites. Should additional information be requested regarding sites where compliance information has been submitted, Panhandle would be obligated to respond to these requests.

As part of the cleanup program resulting from contamination due to the use of lubricants containing PCBs in compressed air systems, Panhandle Eastern Pipe Line and Trunkline have identified PCB levels above acceptable levels inside the auxiliary buildings that house the air compressor equipment at thirty-two compressor station sites. Panhandle has developed and is implementing an EPA-approved process to remediate this PCB contamination in accordance with federal, state and local regulations.

At some locations, PCBs have been identified in paint that was applied many years ago. In accordance with EPA regulations, Panhandle is implementing a program to remediate sites where such issues have been identified during painting activities. If PCBs are identified above acceptable levels, the paint is removed and disposed of in an EPA-approved manner. Approximately 15 percent of the paint projects in the last few years have required this special procedure.

The Illinois EPA notified Panhandle Eastern Pipe Line and Trunkline, together with other non-affiliated parties, of contamination at former waste oil disposal sites in Illinois. Panhandle and 21 other non-affiliated parties conducted an initial investigation of one of the sites. Based on the information found during the initial investigation, Panhandle and the 21 other non-affiliated parties have decided to further delineate the extent of contamination by authorizing a Phase II investigation at this site. Once data from the Phase II investigation is evaluated, Panhandle and the 21 other non-affiliated parties will determine what additional actions will be taken. Panhandle Eastern Pipe Line's and Trunkline's estimated share for the costs of assessment and remediation of the sites, based on the volume of waste sent to the facilities, is approximately 17 percent.

Panhandle expects these cleanup programs to continue for several years and has estimated its share of remaining cleanup costs not indemnified by Duke Energy to range from $18 million to $25 million. Panhandle has accrued approximately $22 million of such costs, of which $8 million is included in Other Current Liabilities for the estimated current amounts and $14 million is included in Other Non-current Liabilities on the Consolidated Balance Sheet at March 31, 2003. At December 31, 2002, Panhandle had $4 million included in Other Current Liabilities and $18 million included in Other Non-current Liabilities.

AIR QUALITY CONTROL: In 1998, the EPA issued a final rule on regional ozone control that requires revised SIPS for 22 states, including five states in which Panhandle operates. This EPA ruling was challenged in court by various states, industry and other interests, including INGAA, an industry group to which Panhandle belongs. In March 2000, the court upheld most aspects of the EPA's rule, but agreed with INGAA's position and remanded to the EPA the sections of the rule that affected Panhandle. Based on EPA guidance to these states for development of SIPs, Panhandle expects future compliance costs to be approximately $16 million for capital improvements to be incurred from 2004 through 2007.

As a result of the 1990 Clean Air Act Amendments, the EPA must issue MACT rules controlling hazardous air pollutants from internal combustion engines and turbines. These rules are expected in late 2003 and mid 2004. Beginning in 2002, the Texas Commission on Environmental Quality enacted the Houston/Galveston SIP regulations requiring reductions in nitrogen oxide emissions in an eight county area surrounding Houston. Trunkline's Cypress compressor station is affected and may require the installation of emission controls. In 2003, the new regulations will also require all "grandfathered" facilities to enter into the new source permit program which may require the installation of emission controls at five additional facilities. The company expects future capital costs for these programs to be approximately $21 million.

In 1997, the Illinois Environmental Protection Agency initiated an enforcement proceeding relating to alleged air quality permit violations at Panhandle's Glenarm compressor station. On November 15, 2001 the Illinois Pollution Control Board approved an order imposing a penalty of $850 thousand, plus fees and cost reimbursements of $116 thousand. Under terms of the sale of Panhandle to CMS Energy, a subsidiary of Duke Energy was obligated to indemnify Panhandle against this environmental penalty. The state issued a permit in February of 2002, requiring the installation of certain capital improvements at the facility at a cost of approximately $3 million. Controls were installed on two engines in 2002 and Panhandle plans to install controls on two additional engines in 2003 in accordance with the 2002 permit.

SEC INVESTIGATION: As a result of the round-trip trading transactions at CMS MST, CMS Energy's Board of Directors established a special committee of independent directors to investigate matters surrounding the transactions and retained outside counsel to assist in the investigation. The committee completed its investigation and reported its findings to the Board of Directors in October 2002. The special committee concluded, based on an extensive investigation, that the round-trip trades were undertaken to raise CMS MST's profile as an energy marketer with the goal of enhancing its ability to market its services. The committee found no apparent effort to manipulate the price of CMS Energy stock or affect energy prices. The special committee also made recommendations designed to prevent any reoccurrence of this practice, most of which have already been implemented. Previously, CMS Energy terminated its speculative trading business and revised its risk management policy. The Board of Directors adopted, and CMS Energy has begun implementing, the remaining recommendations of the special committee.

ACCOUNTING FOR RETIREMENT BENEFITS: Panhandle follows SFAS No. 87 to account for pension costs and SFAS No. 106 to account for other postretirement benefit costs. These statements require liabilities to be recorded on the balance sheet at the present value of these future obligations to employees net of any plan assets. The calculation of these liabilities and associated expenses require the expertise of actuaries and are subject to many assumptions, including life expectancies, present value discount rates, expected long-term rate of return on plan assets, rate of compensation increase and anticipated health care costs. Any change in these assumptions can significantly change the liability and associated expenses recognized in any given year.

The Pension Plan is a CMS Energy plan for CMS Energy and affiliates, of which Panhandle is a participating affiliate. The Pension Plan includes amounts for employees of CMS Energy and affiliates, including Panhandle, which were not distinguishable from the Pension Plan's total assets. On December 21, 2002, a definitive agreement was executed to sell Panhandle. The sale is expected to close in 2003. The Pension Plan assets and obligations associated with Panhandle employees will be retained by CMS Energy. When the Southern Union Panhandle Corp. transaction closes, none of the Panhandle employees will be eligible to accrue additional benefits under the Pension Plan. However, the Pension Plan will retain pension payment obligations under the Pension Plan for Panhandle employees who are vested under the Pension Plan.

The significant downturn in the equities markets has affected the value of the Pension Plan's assets. The estimated fair value of the Pension Plan's assets at December 31, 2002 was $607 million and the Accumulated Benefit Obligation was estimated at $1.055 billion. The Pension Plan's Accumulated Benefit Obligation thus exceeded the value of the assets at December 31, 2002, and as a result, Panhandle and the other participants of the plan were required to recognize an additional minimum liability for this excess in accordance with SFAS No. 87. As of December 31, 2002, the additional minimum liability allocated to Panhandle was $48 million, of which $6 million was recorded as an intangible asset, and $42 million was charged to other comprehensive income ($26 million after-tax).

CMS Energy estimates CMS Energy's pension expense will approximate $46 million, $51 million and $58 million in 2003, 2004 and 2005, respectively, as compared to an approximated $33 million in 2002 of which Panhandle's allocated share was approximately 11 percent. Future actual pension expense will depend on future investment performance, changes in future discount rates and various other factors related to the populations participating in the Pension Plan.

In order to keep health care benefits and costs competitive, CMS Energy has announced several changes to the Health Care Plan. These changes are effective January 1, 2003. The most significant change is that CMS Energy's future increases in health care costs will be shared with salaried employees. The salaried retirees Health Care Plan also has been amended. Pre-Medicare retirees now elect coverage from four different levels of coverage, with the two best coverage options requiring premium contributions. These plans also coordinate benefits under a maintenance of benefits provision to reduce claims costs. Mail-order prescription copays also have been increased for all salaried employees.

OTHER COMMITMENTS AND CONTINGENCIES: In 1993, the U.S. Department of the Interior announced its intention to seek additional royalties from gas producers as a result of payments received by such producers in connection with past take-or-pay settlements, and buyouts and buydowns of gas sales contracts with natural gas pipelines. Panhandle Eastern Pipe Line and Trunkline, with respect to certain producer contract settlements, may be contractually required to reimburse or, in some instances, to indemnify producers against such royalty claims. The potential liability of the producers to the government and of the pipelines to the producers involves complex issues of law and fact which are likely to take substantial time to resolve. If required to reimburse or indemnify the producers, Panhandle Eastern Pipe Line and Trunkline may file with FERC to recover a portion of these costs from pipeline customers. Management believes these commitments and contingencies will not have a material adverse effect on consolidated results of operations, liquidity or financial position. At March 31, 2003 and 2002, Panhandle has accrued approximately $14 million in Non-current Liabilities on the Consolidated Balance Sheet related to this matter.

In May 2001, Panhandle provided a guaranty related to project financing associated with its investment in Centennial in an amount up to $50 million during the initial operating period of the project. Due to rating agency downgrades of Panhandle's debt, the Centennial lender required additional credit support from Panhandle. On September 27, 2002 Panhandle's partners provided credit support of $25 million each in the form of guarantees to the Centennial lender to cover Panhandle's $50 million obligation. The partners were paid credit fees by Panhandle on the outstanding balance of the guarantees for the periods for which they were in effect. On February 10, 2003, Panhandle sold its one-third equity interest in Centennial for $40 million to Centennial's two other partners, MAPL and TEPPCO. Panhandle has been released by MAPL, TEPPCO and the lenders for any liabilities related to Panhandle's $50 million parent guaranty of the project debt.

In November 2001, in conjunction with the Guardian project, Panhandle provided a $60 million guaranty related to project financing during the construction and initial operating period of the project. The guaranty is released when Guardian reaches certain operational and financial targets. Due to rating agency downgrades of Panhandle's debt, the Guardian lender assessed credit fees and required additional credit support from Panhandle. In October 2002, Panhandle provided a letter of credit to the lenders which constitutes acceptable credit support under the Guardian financing agreement. This letter of credit was cash collateralized by Panhandle with approximately $63 million which, including accumulated interest, is reflected as Restricted Cash on the Consolidated Balance Sheet at December 31, 2002. On March 10, 2003, Panhandle's ownership interest in Guardian was transferred back to CMS Gas Transmission (see Note 5, Related Party Transactions). Panhandle was also released from the guarantee obligations associated with the Guardian non-recourse debt as of March 10, 2003, by the partners, Prudential and the other noteholders.

In December 2002 and January 2003, Panhandle secured short-term bank loans in the amounts of $30 million and $10 million, respectively, with interest payable at rates of LIBOR plus 4 percent. The loans are due the earlier of December 2003 or upon sale of Panhandle. The stock of most of Panhandle's subsidiaries were pledged as collateral for the loans, which were utilized to improve overall liquidity which had been reduced by various cash requirements.

Panhandle had received a waiver until April 30, 2003 to provide certified September 30, 2002 financial statements to the LNG Holdings lenders under that credit facility. Panhandle has since satisfied that requirement. Panhandle also received a waiver until June 30, 2003 of a requirement to provide certain documentation. Should it be unable to execute the required documents by the timing indicated, LNG Holdings could be declared to be in default under its credit facility and the debt thereunder could be accelerated and become immediately due and payable.

Occasionally, Panhandle will purchase surety bonds to indemnify third parties for unforeseen events which may occur in the course of construction or repair projects. As of March 31, 2003, Panhandle has purchased $2 million of these surety bonds.

SALE OF PANHANDLE

On May 12, 2003, CMS Energy and Southern Union Company entered into an amendment to the original stock purchase agreement executed in December 2002, related to Southern Union's acquisition of Panhandle. For further information, see Note 1, Corporate Structure.